SHANE DALY

Vice President and

Associate General Counsel

(212) 314-3912

(212) 314-3959

LAW DEPARTMENT

April 19, 2023

Equitable Financial Life Insurance Company

1290 Avenue of the Americas

New York, NY 10104

Dear Sirs:

This opinion is furnished in connection with the filing by Equitable Financial Life Insurance Company (“Equitable Financial”) of a Form S-3 Registration Statement of Equitable Financial for the purpose of registering Market Value Adjustment Interests under certain Flexible Premium Annuity contracts (“Interests”) under the Securities Act of 1933.

I have examined such corporate records of Equitable Financial and provisions of the New York insurance law as are relevant to authorization and issuance of the Interests and such other documents and laws as I consider appropriate. On the basis of such examination, it is my opinion that:

1. Equitable Financial is a corporation duly organized and validly existing under the laws of the State of New York.

2. The Interests (including any Interests credited thereunder) are duly authorized and when issued in accordance with applicable regulatory approvals represents validly issued and binding obligations of Equitable Financial.

I hereby consent to the use of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Shane Daly
Shane Daly